Exhibit 99.1

Pacific Premier Bancorp, Inc. to Present at Friedman Billings
Ramsey 13th Annual Investor Conference on November 29, 2006

Costa Mesa, Calif., November 27, 2006-- Pacific Premier Bancorp, Inc., (NASDAQ: PPBI) (the “Company”), announced today that it has been invited to participate in the Friedman Billings Ramsey (“FBR”) 13th Annual Investor Conference to be held at the Grand Hyatt New York  on November 28th and 29th, 2006.  Steven R. Gardner, President and CEO of the Company, will be presenting on behalf of the Company at 2:55 p.m. EST on Wednesday, November 29, 2006.

Attendance at the FBR conference is by invitation only. Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available on the Company’s website www.ppbi.net, or through FBR’s conference website www.wsw.com/webcast/fbr16/ppbi/.  An archive of the webcast will be available for sixty days following the presentation, beginning at 3 p.m. EST on November 30, 2006. Mr. Gardner’s presentation materials will be available in the Investor Relations section of the Company’s website prior to the beginning of his presentation.

PPBI Presentation
Wednesday, November 29, 2006
2:55 p.m. EST

Webcast URL
www.ppbi.net
Real Media or Windows Media player required

The Company owns all of the capital stock of the Pacific Premier Bank (the “Bank”), a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the first quarter of 2007.  The Bank at September 30, 2006, had total assets of $706.8 million, net loans of $595.0 million, total deposits of $323.6 million, and total equity capital of $60.2 million.  For more information see www.ppbi.net.

The webcast and presentation referenced in this release may include forward-looking statements (related to the Company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: changes in the competitive marketplace; changes in the interest rate environment; changes in economic conditions; risks associated with credit quality and a corresponding increase in the provision for possible loan and lease losses; outcome of pending litigation; changes in the regulatory environment; changes in the California economy and in particular the real estate market, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000